UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	November 20, 2012

Multimedia Games Holding Company, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Road South, Bldg. B Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On November 20, 2012, Patrick J. Ramsey, Multimedia Games Holding Company, Inc.’s (the “Company”) President and Chief Executive Officer, entered into a pre-arranged stock trading plan in accordance with guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy (a “Trading Plan”).  Rule 10b5-1 permits insiders, at a time when the insiders are not in possession of material, non-public information about the Company, to enter into pre-arranged plans for buying or selling Company stock.

Mr. Ramsey’s Trading Plan provides for the sale of less than 10% of his total present Company holdings, beginning 14 days after the execution of his Trading Plan.  Shares would be sold under his Trading Plan in the open market at a certain minimum price threshold, which may or may not be achieved.  There is no assurance that any or all of the shares in Mr. Ramsey’s Trading Plan will, in fact, be sold.  Mr. Ramsey will have no control over the timing of the stock sales under his Trading Plan. Mr. Ramsey’s Trading Plan is scheduled to expire on the earlier of June 4, 2013, or if and when all of the shares under the Trading Plan are sold.  Mr. Ramsey has entered into his Trading Plan for personal portfolio diversification.

Any actual stock sales under Mr. Ramsey’s Trading Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations, through appropriate filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

Dated: November 20, 2012	By:	/s/ Adam Chibib
Adam Chibib
Senior Vice President, CFO and Interim Corporate Secretary